UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2011

OPTIMER PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33291	33-0830300
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation)		Identification No.)

10110 Sorrento Valley Road, Suite C
San Diego, California	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 909-0736

Not Applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

The disclosure in Item 2.01 below relating to the Amendment is hereby incorporated by reference into this Item 1.01.

Item 2.01               Completion of Acquisition or Disposition of Assets.

Under the terms of our previously-announced financing agreement with Optimer Biotechnology, Inc. (“OBI”) and certain other investors, if OBI achieved certain milestones within a specified period of time, we and the other investors would have been required to purchase additional OBI shares at a subsequent closing (the “Second Closing”).  While the milestones set forth in the Financing Agreement were not fully achieved, in light of OBI’s recent filing of an investigational new drug application in Taiwan and initiation of a Phase 2/3 trial for OPT-822/821, we entered into an amendment to the Financing Agreement on February 28, 2011 (the “Amendment”) to hold the Second Closing.  Pursuant to the Amendment, the parties to the Financing Agreement completed the Second Closing on February 28, 2011 under the terms otherwise contemplated by the Financing Agreement, and OBI sold newly-issued shares of its common stock for total gross proceeds of 462.0 million New Taiwan Dollars (approximately $15.5 million based on then-current exchange rates).  We purchased 277.2 million New Taiwan Dollars (approximately $9.3 million based on then-current exchange rates) of the shares issued in the Second Closing and currently maintain our 60% equity interest in OBI.

The foregoing summary of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, which is attached as Exhibit 99.1 hereto.

Item 9.01               Financial Statements and Exhibits.

(d)                            Exhibits

Exhibit No.	Description

99.1	First Amendment to Financing Agreement, dated February 28, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPTIMER PHARMACEUTICALS, INC.

Dated: February 28, 2011	By:	/s/ John D. Prunty
John D. Prunty
Chief Financial Officer (Duly Authorized Officer
and Principal Financial and Accounting Officer)

Exhibit Index

Exhibit No.	Description

99.1	First Amendment to Financing Agreement, dated February 28, 2011.